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                                                                    EXHIBIT 99.1

               METLIFE TO SELL ITS 48% OWNERSHIP INTEREST IN NVEST


New York, June 16, 2000 -- MetLife, Inc. (NYSE: MET) today announced that its Boston-based affiliates, Nvest, L.P. and Nvest Companies, L.P., have entered into a definitive agreement to be acquired by CDC Asset Management, an affiliate of Caisse des Depots Group (CDC) based in Paris, France. MetLife owns 48 percent of the outstanding units of the Nvest entities.

CDC Asset Management will pay $40 per unit for Nvest, L.P. and Nvest Companies, L.P., subject to a possible price adjustment and conditions set forth in the agreement. Based on the $40 per unit price, MetLife would receive $858 million in the transaction.

MetLife's Nvest interest was acquired as part of MetLife's merger with New England Financial in 1996. Nvest has 18 affiliates and divisions with $134 billion in assets under management, as of March 31, 2000. These affiliates and divisions offer a wide array of investment styles and products to institutional and individual clients. Including the assets managed by Nvest, MetLife had $429 billion of assets under management as of March 31, 2000.

Chairman and CEO Robert H. Benmosche said, "Nvest has been an important part of our asset management presence and, although we have great respect for Nvest and its team of money managers, on balance we felt that the completion of this transaction makes great sense for MetLife and its shareholders, as well as for Nvest and all of its unitholders. MetLife remains strongly committed to growing our assets under management, as well as our asset management business, and we will be focusing that growth through our wholly-owned asset management subsidiaries, State Street Research & Management and the Conning Corporation. Nvest has been an excellent partner since joining the MetLife family in 1996, and we will continue to have an ongoing business relationship with Nvest through the products and services it provides to our customers. We believe that Nvest's new relationship with CDC will be a good fit for both organizations."
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CDC Asset Management is the investment management arm of France's Caisse des
Depots Group (CDC), a major diversified financial institution headquartered in Paris. Among CDC Asset Management's shareholders are CDC Finance, the investment banking company of CDC Group, Caisses d'epargne, the savings bank network and CNP Assurances, the country's leading life insurance provider with a 20 percent market share.

MetLife's Board of Directors has approved the offer by CDC Asset Management for MetLife's interest in Nvest. The transaction is subject to the approval of Nvest unitholders as well as regulatory approvals. MetLife expects the transaction to be completed before the end of the year.

MetLife, Inc., through its subsidiaries and affiliates, is a leading provider of insurance and other financial services to individual and group customers. The MetLife companies serve approximately nine million individual households in the U.S. and companies and institutions with 33 million employees and members. It also has international insurance operations in 11 countries.

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This release contains statements which constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are not guarantees of future performance. Actual results may differ materially from those anticipated in the forward-looking statements as a result of risks and uncertainties including: changes in interest rates, declines in securities markets and the effect on sales of investment products and on our investment portfolio, competition, litigation, differences between actual claims experience and underwriting and reserving assumptions, downgrades in our or our affiliates' ratings and the risk factors described from time to time in our filings with the Securities and Exchange Commission, including our S-1 registration statements.